                                                 Exhibit 99.1

BARINGS BDC, INC. REPORTS SECOND QUARTER 2022 RESULTS AND
ANNOUNCES QUARTERLY CASH DIVIDEND OF $0.24 PER SHARE
CHARLOTTE, N.C., August 9, 2022 - Barings BDC, Inc. (NYSE: BBDC) (“Barings BDC” or the “Company”) today reported its financial and operating results for the second quarter of 2022 and announced that the Company's Board of Directors declared a quarterly cash dividend of $0.24 per share.
Highlights

Income Statement	Three Months Ended June 30, 2022		Three Months Ended March 31, 2022
(dollars in millions, except per share data)	Total Amount	Per Share(1)	Total Amount	Per Share(2)
Net investment income	$31.8	$0.29	$19.0	$0.23
Net realized losses	$(10.2)	$(0.09)	$(1.4)	$(0.02)
Net unrealized appreciation (depreciation)	$(44.7)	$(0.40)	$3.5	$0.04
Net increase (decrease) in net assets resulting from operations	$(25.0)	$(0.23)	$21.0	$0.25
Dividends paid		$0.24		$0.23
(1) Based on weighted average shares outstanding during the period of 110,759,443.
(2) Based on weighted average shares outstanding during the period of 82,656,326.

Investment Portfolio and Balance Sheet
(dollars in millions, except per share data)	As of June 30, 2022	As of March 31, 2022	As of December 31, 2021
Investment portfolio at fair value	$2,389.1	$2,403.4	$1,800.6
Weighted average yield on performing debt investments (at principal amount)	7.6%	7.3%	7.2%

Total assets	$2,829.5	$2,849.4	$2,160.9
Debt outstanding (principal)	$1,539.4	$1,482.2	$1,380.2
Total net assets (equity)	$1,252.9	$1,317.6	$741.9
Net asset value per share	$11.41	$11.86	$11.36
Debt-to-equity ratio	1.23x	1.12x	1.86x
Net debt-to-equity ratio (adjusted for unrestricted cash and net unsettled transactions)	1.00x	0.89x	1.49x
Second Quarter 2022 Results
Commenting on the quarter, Eric Lloyd, Chief Executive Officer, stated, “Despite an uncertain macroeconomic backdrop, Barings BDC continued to drive net portfolio growth, increased revenue, and higher net investment income per share. Additionally, our shareholder friendly fee structure further demonstrates investor alignment in the face of unrealized write-downs resulting from increasing yields.”
During the three months ended June 30, 2022, the Company reported total investment income of $55.6 million, net investment income of $31.8 million, or $0.29 per share, and a net decrease in net assets resulting from operations of $25.0 million, or $0.23 per share.

Net asset value ("NAV") per share as of June 30, 2022 was $11.41, as compared to $11.86 as of March 31, 2022. The decrease in NAV per share from March 31, 2022 to June 30, 2022 was primarily attributed to a net realized loss on investments and foreign currency transactions of $0.09 per share and net unrealized depreciation on the Company's investment portfolio, credit support agreements and foreign currency transactions of approximately $0.40 per share, partially offset by net investment income exceeding the Company’s second quarter dividend by $0.05 per share.
Jonathan Bock, Chief Financial Officer, stated, “Our net debt-to-equity profile of 1.00x, as well as our flexible balance sheet, allow us to drive attractive returns across market cycles with best-in-class alignment and financial stability. As a result, our Board of Directors declared a third quarter dividend of $0.24 per share, or an 8.4% yield on 2Q22 net asset value of $11.41.”
Recent Portfolio Activity
During the three months ended June 30, 2022, the Company made 26 new investments totaling $248.7 million, made investments in existing portfolio companies totaling $101.5 million and made additional investments in joint venture equity portfolio companies totaling $2.1 million. The Company had 17 loans repaid totaling $165.9 million, received $15.0 million of portfolio company principal payments and received $35.5 million of return of capital from our joint ventures. In addition, the Company sold $82.5 million of loans, recognizing a net realized loss on these transactions of $1.0 million. The Company had a $13.8 million exchange of a debt investment in one portfolio company for equity totaling $13.9 million and realized a $0.8 million loss on the exchange. Lastly, the Company received proceeds related to the sale of an equity investment totaling $0.2 million and recognized a net realized gain on such sale totaling $0.1 million.
During the three months ended June 30, 2022, the Company recorded net unrealized depreciation totaling $44.7 million, consisting of net unrealized depreciation on our current portfolio of $62.7 million, unrealized depreciation of $5.7 million on the MVC credit support agreement with Barings, unrealized depreciation of $7.7 million on the Sierra credit support agreement with Barings, net of unrealized appreciation reclassification adjustments of $0.9 million related to the net realized gains on the sales / repayments of certain investments and net unrealized appreciation related to foreign currency transactions of $30.5 million. The net unrealized depreciation on our current portfolio of $62.7 million was driven primarily by credit or fundamental performance of investments of $5.8 million, the impact of foreign currency exchange rates on investments of $24.5 million and broad market moves for investments of $32.4 million.
Liquidity and Capitalization
As of June 30, 2022, the Company had cash and foreign currencies of $197.8 million, $814.4 million of borrowings outstanding under its $1.1 billion senior secured revolving credit agreement and $725.0 million aggregate principal amount of unsecured notes outstanding. In addition, the Company had a net receivable from unsettled transactions of $86.6 million and commitments from an investor to purchase an additional $25.0 million aggregate principal amount of senior unsecured notes under its Note Purchase Agreement entered into on August 3, 2020 (the “August 2020 NPA”), subject to the terms of the August 2020 NPA.
Share Purchase Programs
In connection with the completion of the Company’s acquisition of MVC Capital on December 23, 2020, the Company committed to make open-market purchases of shares of its common stock in an aggregate amount of up to $15.0 million at then-current market prices at any time shares trade below 90% of the Company’s then most recently disclosed NAV per share. Any repurchases pursuant to the authorized program will occur during the 12-month period that commenced upon the filing of the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2021, which occurred on May 6, 2021, and will be made in accordance with applicable legal, contractual and regulatory requirements. The MVC repurchase program terminated on May 6, 2022. During the three months ended June 30, 2022, the Company did not purchase any shares of its common stock in the open market under the authorized program.
In connection with the completion of the Company’s acquisition of Sierra on February 25, 2022, the Company committed to make open-market purchases of shares of its common stock in an aggregate amount of up to $30.0 million at then-current market prices at any time shares trade below 90% of the Company’s then most recently disclosed NAV per share. Any repurchases pursuant to the authorized program will occur during the 12-month period commencing on April 1, 2022 and are expected to be made in accordance with a Rule 10b5-1 purchase plan that qualifies for the safe harbors provided by Rules 10b5-1 and 10b-18 under the Exchange Act, as well as subject to compliance with the Company’s covenant and regulatory requirements. As of August 9 2022, the Company repurchased a total of 1,867,543 shares of its common stock in the open market under the authorized program at an average price of $9.81 per share, including broker commissions.

Dividend Information
The Board declared a quarterly cash dividend of $0.24 per share.
The Company’s third quarter dividend is payable as follows:
Third Quarter 2022 Dividend:
Amount per share:         $0.24
Record date:             September 7, 2022
Payment date:             September 14, 2022
Dividend Reinvestment Plan
Barings BDC has adopted a dividend reinvestment plan ("DRIP") that provides for reinvestment of dividends and distributions on behalf of its stockholders, unless a stockholder elects to receive cash. As a result, when the Company declares a cash dividend or distribution, stockholders who have not opted out of the DRIP will have their cash dividends or distributions automatically reinvested in additional shares of the Company's common stock, rather than receiving cash.
When the Company declares and pays dividends and distributions, it determines the allocation of the distribution between current income, accumulated income, capital gains and return of capital on the basis of accounting principles generally accepted in the United States ("GAAP"). At each year end, the Company is required for tax purposes to determine the allocation based on tax accounting principles. Due to differences between GAAP and tax accounting principles, the portion of each dividend distribution that is ordinary income, capital gain or return of capital may differ for GAAP and tax purposes. The tax status of the Company's distributions can be found on the Investor Relations page of its website.
Subsequent Events
Subsequent to June 30, 2022, the Company made approximately $215.4 million of new commitments, of which $171.5 million closed and funded. The $171.5 million of investments consists of $159.8 million of first lien senior secured debt investments, $10.6 million of second lien senior secured and subordinated debt investments and $1.1 million of equity investments. The weighted average yield of the debt investments was 8.2%. In addition, the Company funded $11.6 million of previously committed delayed draw term loans.
Conference Call to Discuss Second Quarter 2022 Results
Barings BDC has scheduled a conference call to discuss second quarter 2022 financial and operating results for Wednesday, August 10, 2022, at 9:00 a.m. ET.
To listen to the call, please dial 877-407-8831 or 201-493-6736 approximately 10 minutes prior to the start of the call. A taped replay will be made available approximately two hours after the conclusion of the call and will remain available until August 24, 2022. To access the replay, please dial 877-660-6853 or 201-612-7415 and enter conference ID 13731195.
This conference call will also be available via a live webcast on the investor relations section of Barings BDC’s website at https://ir.barings.com/ir-calendar. Access the website 15 minutes prior to the start of the call to download and install any necessary audio software. An archived webcast replay will be available on the Company's website until August 24, 2022.
Forward-Looking Statements
Statements included herein or on the webcast/conference call may constitute “forward-looking statements,” which relate to future events or Barings BDC’s future performance or financial condition. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made, which reflect management’s current estimates, projections, expectations or beliefs, and which are subject to risks and uncertainties that may cause actual results to differ materially. Forward-looking statements include, but are not limited to, the ability of Barings LLC to manage Barings BDC and identify investment opportunities, are subject to change at any time based upon economic, market or other conditions, including with respect to the impact of the COVID-19 pandemic and its effects on Barings BDC's and its portfolio companies' results of operations and financial condition, and may not be relied upon as investment advice or an indication of Barings BDC's trading intent. More information on these risks and other potential factors that could affect Barings BDC's financial results and future events, including important factors that could cause actual results or events to differ materially from plans, estimates or expectations included herein or discussed on the webcast/conference call, is included in Barings BDC’s filings with the SEC, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of

Operations” sections of Barings BDC's most recently filed annual report on Form 10-K, as well as in subsequent filings, including Barings BDC's quarterly reports on Form 10-Q. In addition, there is no assurance that Barings BDC or any of its affiliates will purchase additional shares of Barings BDC at any specific discount levels or in any specific amounts. There is no assurance that the market price of Barings BDC’s shares, either absolutely or relative to net asset value, will increase as a result of any share repurchases, or that any repurchase plan will enhance stockholder value over the long term.
Non-GAAP Financial Measures
To provide additional information about the Company's results, the Company's management has discussed in this press release the Company's net debt (calculated as total debt less unrestricted cash and foreign currencies (excluding restricted cash) and net receivables from unsettled transactions) and its net debt-to-equity ratio (calculated as net debt divided by total net assets), which are not prepared in accordance with GAAP. These non-GAAP measures are included to supplement the Company's financial information presented in accordance with GAAP and because the Company uses such measures to monitor and evaluate its leverage and financial condition and believes the presentation of these measures enhances investors' ability to analyze trends in the Company's business and to evaluate the Company's leverage and ability to take on additional debt. However, these non-GAAP measures have limitations and should not be considered in isolation or as a substitute for analysis of the Company's financial results as reported under GAAP.
These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. These measures should only be used to evaluate the Company's results of operations in conjunction with their corresponding GAAP measures. Pursuant to the requirements of Item 10(e) of Regulation S-K, as promulgated under the Securities Exchange Act of 1934, as amended, the Company has provided a reconciliation of these non-GAAP measures in the last table included in this press release.
About Barings BDC
Barings BDC, Inc. (NYSE: BBDC) is a publicly traded, externally managed investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. Barings BDC seeks to invest primarily in senior secured loans in middle-market companies that operate across a wide range of industries. Barings BDC's investment activities are managed by its investment adviser, Barings LLC, a leading global asset manager based in Charlotte, NC with $349+ billion* of AUM firm-wide. For more information, visit www.baringsbdc.com.
About Barings LLC
Barings is a $349+ billion* global investment manager sourcing differentiated opportunities and building long-term portfolios across public and private fixed income, real estate, and specialist equity markets. With investment professionals based in North America, Europe and Asia Pacific, the firm, a subsidiary of MassMutual, aims to serve its clients, communities and employees, and is committed to sustainable practices and responsible investment. Learn more at www.barings.com.
*Assets under management as of June 30, 2022
Media Contact:
MediaRelations@barings.com
Investor Relations:
BDCinvestorrelations@barings.com, 888-401-1088

Barings BDC, Inc.
Consolidated Balance Sheets
(in thousands, except share and per share data)

	June 30, 2022	December 31, 2021
	(Unaudited)
Assets:
Investments at fair value:
Non-Control / Non-Affiliate investments (cost of $2,025,944 and $1,494,031 as of June 30, 2022 and December 31, 2021, respectively)	$1,928,010	$1,490,113
Affiliate investments (cost of $307,332 and $267,967 as of June 30, 2022 and December 31, 2021, respectively)	322,321	288,069
Control investments (cost of $105,791 and $25,826 as of June 30, 2022 and December 31, 2021, respectively)	138,745	22,412
Total investments at fair value	2,389,076	1,800,594
Cash	138,092	49,987
Foreign currencies (cost of $60,029 and $34,069 as of June 30, 2022 and December 31, 2021, respectively)	59,678	34,266
Interest and fees receivable	77,235	33,645
Prepaid expenses and other assets	14,180	4,297
Credit support agreements (cost of $58,000 and $13,600 as of June 30, 2022 and December 31, 2021, respectively)	46,040	15,400
Deferred financing fees	3,982	2,985
Receivable from unsettled transactions	101,195	219,732
Total assets	$2,829,478	$2,160,906
Liabilities:
Accounts payable and accrued liabilities	$12,300	$2,341
Interest payable	6,731	5,704
Administrative fees payable	860	750
Base management fees payable	7,381	5,422
Incentive management fees payable	—	4,067
Derivative liabilities	2,135	1,160
Payable from unsettled transactions	14,594	26,786
Borrowings under credit facilities	814,380	655,189
Notes payable (net of deferred financing fees)	718,222	717,556
Total liabilities	1,576,603	1,418,975
Commitments and contingencies
Net Assets:
Common stock, $0.001 par value per share (150,000,000 shares authorized, 109,785,892 and 65,316,085 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively)	110	65
Additional paid-in capital	1,584,076	1,027,687
Total distributable earnings (loss)	(331,311)	(285,821)
Total net assets	1,252,875	741,931
Total liabilities and net assets	$2,829,478	$2,160,906
Net asset value per share	$11.41	$11.36

Barings BDC, Inc.
Unaudited Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Investment income:
Interest income:
Non-Control / Non-Affiliate investments	$40,010	$26,597	$71,634	$51,694
Affiliate investments	411	109	584	109
Control investments	363	109	636	216
Short-term investments	—	4	—	15
Total interest income	40,784	26,819	72,854	52,034
Dividend income:
Non-Control / Non-Affiliate investments	63	33	186	33
Affiliate investments	7,183	362	14,753	433
Total dividend income	7,246	395	14,939	466
Fee and other income:
Non-Control / Non-Affiliate investments	4,924	2,412	7,147	4,385
Affiliate investments	26	1	39	1
Control investments	122	155	(918)	315
Total fee and other income	5,072	2,568	6,268	4,701
Payment-in-kind interest income:
Non-Control / Non-Affiliate investments	2,070	3,068	4,358	6,106
Affiliate investments	93	303	137	439
Control investments	311	—	778	—
Total payment-in-kind interest income	2,474	3,371	5,273	6,545
Interest income from cash	16	—	16	1
Total investment income	55,592	33,153	99,350	63,747
Operating expenses:
Interest and other financing fees	13,168	7,994	24,829	15,279
Base management fee	7,381	4,891	13,253	8,821
Incentive management fees	—	3,510	4,754	6,232
General and administrative expenses	3,269	2,200	5,727	4,501
Total operating expenses	23,818	18,595	48,563	34,833
Net investment income before taxes	31,774	14,558	50,787	28,914
Income taxes, including excise tax expense	—	—	6	(18)
Net investment income after taxes	31,774	14,558	50,781	28,932

Barings BDC, Inc. Unaudited Consolidated Statements of Operations — (Continued) (in thousands, except share and per share data)
	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Realized gains (losses) and unrealized appreciation (depreciation) on investments, credit support agreements and foreign currency transactions:
Net realized gains (losses):
Non-Control / Non-Affiliate investments	(6,701)	553	(6,951)	3,444
Affiliate investments	—	—	101	(77)
Control investments	(813)	—	(813)	—
Net realized gains (losses) on investments	(7,514)	553	(7,663)	3,367
Foreign currency transactions	(2,709)	(210)	(4,002)	(1,185)
Net realized gains (losses)	(10,223)	343	(11,665)	2,182
Net unrealized appreciation (depreciation):
Non-Control / Non-Affiliate investments	(65,428)	4,304	(94,016)	9,661
Affiliate investments	(13,435)	7,087	(440)	9,532
Control investments	17,050	1,368	31,696	(2,602)
Net unrealized appreciation (depreciation) on investments	(61,813)	12,759	(62,760)	16,591
Credit support agreements	(13,361)	2,300	(13,760)	700
Foreign currency transactions	30,520	(650)	35,332	3,392
Net unrealized appreciation (depreciation)	(44,654)	14,409	(41,188)	20,683
Net realized gains (losses) and unrealized appreciation (depreciation) on investments, credit support agreements and foreign currency transactions	(54,877)	14,752	(52,853)	22,865
Provision for taxes	(1,890)	(2)	(1,890)	(1)
Net increase (decrease) in net assets resulting from operations	$(24,993)	$29,308	$(3,962)	$51,796
Net investment income per share—basic and diluted	$0.29	$0.22	$0.52	$0.44
Net increase (decrease) in net assets resulting from operations per share—basic and diluted	$(0.23)	$0.45	$(0.04)	$0.79
Dividends/distributions per share:
Total dividends/distributions per share	$0.24	$0.20	$0.47	$0.39
Weighted average shares outstanding—basic and diluted	110,759,443	65,316,085	96,785,517	65,316,085

Barings BDC, Inc.
Unaudited Consolidated Statements of Cash Flows
(in thousands)

	Six Months Ended	Six Months Ended
	June 30, 2022	June 30, 2021
Cash flows from operating activities:
Net increase in net assets resulting from operations	$(3,962)	$51,797
Adjustments to reconcile net increase (decrease) in net assets resulting from operations to net cash provided by (used in) operating activities:
Purchases of portfolio investments	(708,703)	(538,012)
Net cash acquired from mergers (cash consideration paid)	101,896	—
Transaction costs from mergers	(6,804)	—
Repayments received/sales of portfolio investments	603,169	322,357
Purchases of short-term investments	—	(217,559)
Sales of short-term investments	—	272,542
Loan origination and other fees received	11,492	10,024
Net realized (gain) loss on investments	7,663	(3,367)
Net realized loss on foreign currency transactions	4,002	1,185
Net unrealized (appreciation) depreciation on investments	62,760	(16,591)
Net unrealized (appreciation) depreciation of CSAs	13,760	(700)
Net unrealized appreciation on foreign currency transactions	(35,332)	(3,392)
Payment-in-kind interest	(5,273)	(6,545)
Amortization of deferred financing fees	1,498	713
Accretion of loan origination and other fees	(5,313)	(3,513)
Amortization / accretion of purchased loan premium / discount	(1,240)	(3,822)
Changes in operating assets and liabilities:
Interest and fees receivables	(50,492)	(6,513)
Prepaid expenses and other assets	253	254
Accounts payable and accrued liabilities	(3,077)	142
Interest payable	1,033	2,011
Net cash used in operating activities	(12,670)	(138,989)
Cash flows from financing activities:
Borrowings under credit facilities	184,657	110,731
Repayments of credit facilities	—	(157,861)
Proceeds from notes	—	150,000
Financing fees paid	(1,829)	(191)
Purchases of shares in repurchase plan	(15,113)	—
Cash dividends / distributions paid	(41,528)	(25,473)
Net cash provided by (used in) financing activities	126,187	77,206
Net increase (decrease) in cash and foreign currencies	113,517	(61,783)
Cash and foreign currencies, beginning of period	84,253	92,487
Cash and foreign currencies, end of period	$197,770	$30,704
Supplemental Information:
Cash paid for interest	$21,766	$12,186
Supplemental non-cash information
Acquisitions:
Fair value of Sierra net assets acquired, net of cash	$(435,811)	$—
Transaction Costs	3,756	—
Common stock issued in acquisition of Sierra net assets	499,418	—
Credit support agreement	(44,400)	—
Deemed contribution -from Adviser	27,729	—
Deemed contributions - CSA	44,400	—

Barings BDC, Inc.
Unaudited Reconciliation of Debt to Net Debt and Calculation of Net Debt-to-Equity Ratio
(in thousands)

	June 30, 2022		March 31, 2022		December 31, 2021
Total debt (principal)	$1,539,380		$1,482,217		$1,380,189
minus: Cash and foreign currencies (excluding restricted cash)	(197,770)		(154,431)		(84,254)
plus: Payable from unsettled transactions	14,594		21,195		26,786
minus: Receivable from unsettled transactions	(101,195)		(182,294)		(219,732)
Total net debt(1)	$1,255,009		$1,166,687		$1,102,989

Total net assets	$1,252,875		$1,317,556		$741,931

Total net debt-to-equity ratio(1)	1.00	x	0.89	x	1.49	x
(1) See the "Non-GAAP Financial Measures" section of this press release.